Exhibit 10.2
MATERION CORPORATION
Performance-Based Restricted Stock Units Agreement (Stock-Settled)
WHEREAS, ___________ (the “Grantee”) is an employee of Materion Corporation, an Ohio corporation (the “Corporation”), or a Subsidiary; and
WHEREAS the execution of an agreement in the form hereof (this “Agreement”) has been authorized by the Compensation Committee (the “Committee”) of the Board of Directors of the Corporation.
NOW, THEREFORE, pursuant to the Materion Corporation 2025 Equity and Incentive Compensation Plan (as amended or amended and restated to date, the “Plan”), and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Corporation hereby confirms to the Grantee the grant of (1) a targeted number of _____ performance-based Restricted Stock Units to be earned, if at all, on the basis of the achievement of the portion of the Management Objectives measured by ROIC goals during the Performance Period (as defined below) (the “ROIC PRSUs”), and (2) a targeted number of _____ performance-based Restricted Stock Units to be earned, if at all, on the basis of the achievement of the portion of the Management Objectives measured by RTSR goals during the Performance Period (the “RTSR PRSUs” and, together with the ROIC PRSUs, the “PRSUs”), effective on ____________ , 20__ (the “Date of Grant”). Subject to the attainment of the Management Objectives described in Section 3 of Article II of this Agreement and the Statement of Management Objectives as approved by the Compensation Committee with respect to the PRSUs on the Date of Grant (the “Statement of Management

Objectives”), the Grantee may earn from 0% and 200% of the ROIC PRSUs and from 0% and 200% of the RTSR PRSUs.
ARTICLE I

DEFINITIONS
All terms used but not defined herein with initial capital letters that are defined in the Plan shall have the meanings assigned to them in the Plan, and the following terms, when used herein with initial capital letters, shall have the following meanings:
1.     “Committee Determination Date” means the date following the end of the Performance Period on which the Committee determines the level of attainment of the Management Objectives for the Performance Period.
2.     “Management Objectives” means the threshold, target and maximum goals established by the Committee for the Performance Period with respect to both ROIC and RTSR as described in the Statement of Management Objectives.
3.     “Performance Period” for the ROIC means the three-year period commencing __________ __, ____ and ending on __________ __, ____and Relative Total Shareholder Return means the three-year period commencing __________ __, ____ and ending on __________ __, ____.
4.     “Relative Total Shareholder Return” or “RTSR” has the meaning as set forth in the Statement of Management Objectives.
5.     “Retirement” means the Grantee’s voluntary resignation or termination of employment without Cause at a time when (A) the Grantee has either: (i) attained age 65 with a minimum of with five or more years of service with the Corporation and its Affiliates, or (ii) attained age 55 with 10 or more years of service with the Corporation and its Affiliates; and (B) unless waived in whole or in part by the Committee, the Grantee has provided at least 12 months’ (in the case of the Corporation’s Chief Executive Officer) or 6 months’ (in the case of all other employees of the Corporation and its Affiliates) advance notice, as applicable, of such Retirement to the Corporation or its applicable Affiliate (if the Grantee is subject to disclosure requirements under Item 5.02(b) of Form 8-K, notice of contemplation or consideration of the Grantee’s Retirement shall also be sufficient to satisfy this requirement).
6. “Return on Invested Capital” or “ROIC” has the meaning as set forth in the Statement of Management Objectives.
ARTICLE II

CERTAIN TERMS OF PRSUs
1.     Payment of PRSUs. The PRSUs covered by this Agreement shall become payable to the Grantee if they become nonforfeitable in accordance with Sections 3, 4, 5 or 6 of Article II.
2.     PRSUs Non-Transferable. The PRSUs covered by this Agreement and any interest therein may be transferred or assigned only by will or pursuant to the laws of descent and distribution prior to payment therefor.
3.     Normal Vesting of PRSUs. Subject to the terms and conditions of Sections 4, 5 and 6 of Article II, the Grantee’s right to receive Common Shares for the ROIC PRSUs and/or Common Shares for the RTSR PRSUs, as applicable, shall become nonforfeitable with respect to (a) 0% to 200% of the ROIC PRSUs on the basis of the achievement of the portion of the Management Objectives measured by ROIC goals during the Performance Period, and (b) 0% and 200% of the RTSR PRSUs on the basis of the achievement of the portion of the Management Objectives measured by

RTSR goals during the Performance Period, in each case as set forth in the Statement of Management Objectives. Except as otherwise provided herein, the Grantee’s right to receive Common Shares for the ROIC PRSUs and/or Common Shares for the RTSR PRSUs, as applicable, is contingent upon his or her remaining in the continuous employ of the Company or a Subsidiary until the end of the Performance Period.
4.     Effect of Termination due to Death or Disability. Notwithstanding the provisions of Section 3 of Article II, 100% of the PRSUs shall immediately become nonforfeitable and payable at the time described in Section 8 of Article II if the Grantee dies or becomes permanently disabled while in the employ of the Corporation or a Subsidiary before the Committee Determination Date. The Grantee shall be considered to have become permanently disabled if the Grantee has suffered a permanent disability within the meaning of the long-term disability plan of the Corporation in effect for, or applicable to, the Grantee and is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.
5.     Effect of Termination due to Retirement. Notwithstanding the continuous employment provisions in Section 3 of this Article, but subject to the provisions of Section 6 of this Article, if the Grantee’s termination of employment prior to the end of the latest part of the Performance Period is due to the Grantee’s Retirement:
(a) If the Grantee’s Retirement occurs prior to the one-year anniversary of January 1, ____ a number of PRSUs will remain eligible to become nonforfeitable in accordance with Section 3 of this Article (and will be payable as outlined in Section 8 of this Article) as if the Grantee had continued employment until the end of the latest part of the Performance Period, in an amount equal to the product of: (i) the number of PRSUs covered by this Agreement, multiplied by (ii) a fraction, the numerator of which is

(x) the number of the days which have elapsed from January 1, ____ through and including the date of such Retirement, and the denominator of which is (y) the total number of days in the entire Performance Period; or
(b) If the Grantee’s Retirement occurs on or after the one-year anniversary of January 1, ____, all of the PRSUs covered by this Agreement will remain eligible to become nonforfeitable in accordance with Section 3 of this Article (and will be payable as outlined in Section 8 of this Article) as if the Grantee had continued employment until the end of the latest part of the Performance Period.
6.     Change in Control. Notwithstanding Sections 3 and 5 of Article II above, the following alternative non-forfeitability provisions will apply to the PRSUs in the event of a Change in Control occurring after the Date of Grant and prior to the PRSUs becoming nonforfeitable in accordance with Section 3 of Article II:
(a)(a)    Upon the Change in Control, 100% of the PRSUs shall become nonforfeitable and payable in accordance with Section 8 of Article II, except to the extent that an award meeting the requirements of Section 6(b) of Article II (a “Replacement Award”) is provided to the Grantee in accordance with Section 6(b) of Article II to replace or adjust the award of PRSUs covered by this Agreement (the “Replaced Award”).
(b)(b)    For purposes of this Agreement, a “Replacement Award” means an award (i) of the same type (e.g., performance-based restricted stock units) as the Replaced Award, (ii) that has a value at least equal to the value of the Replaced Award, (iii) that relates to publicly traded equity securities of the Corporation or its successor in the Change in Control or another entity that is affiliated with the Corporation or its successor following the Change in Control, (iv) if the Grantee holdi ng the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award, and (v) the other terms and conditions of which are not less favorable to the Grantee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent change in control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 6(b) of Article II are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(c)(c)    If, upon receiving a Replacement Award, the Grantee’s employment with the Corporation or a Subsidiary (or any of their successors) (as applicable, the “Successor”) is terminated by the Grantee as a Termination for Good Cause or by the Successor other than as a Termination for Cause, in each case within a period of two years after the Change in Control, 100% of the Replacement Award will become nonforfeitable and payable in accordance with Section 8 of Article II with respect to the performance-based restricted stock units covered thereby.
(d)(d)    “Termination for Cause” means a termination of Grantee’s employment by the Successor for “Cause” (as defined in Section 10(f) of Article II).

(e)(e)    “Termination for Good Cause” shall mean the Grantee’s termination of the Grantee’s employment with the Successor as a result of the occurrence of any of the following:
(i)    a change in the Grantee’s principal location of employment that is greater than 50 miles from such location as of the date of this Agreement without the Grantee’s consent; provided, however, that the Grantee hereby acknowledges that the Grantee may be required to engage in travel in connection with the performance of the Grantee’s duties hereunder and that such travel shall not constitute a change in the Grantee’s principal location of employment for purposes hereof;
(ii)    a material diminution in the Grantee’s base compensation;
(iii)    a change in the Grantee’s position with the Successor without the Grantee’s consent such that there is a material diminution in the Grantee’s authority, duties or responsibilities; or
(iv)    any other action or inaction that constitutes a material breach by the Successor of the agreement, if any, under which the Grantee provides services to the Successor or its subsidiaries.
Notwithstanding the foregoing, the Grantee’s termination of employment with the Successor as a result of the occurrence of any of the foregoing shall not constitute a “Termination for Good Cause” unless (A) the Grantee gives the Successor written notice of such occurrence within 90 days of such occurrence and such occurrence is not cured by the Successor within 30 days of the date on which such written notice is received by the Successor and (B) the Grantee actually terminates his or her employment with the Successor prior to the 365th day following such occurrence.

(f)(f)    If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding PRSUs which at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be nonforfeitable at the time of such Change in Control and will be paid as provided for in Section 8(b) of Article II.
7.     Forfeiture of PRSUs. The PRSUs shall be forfeited to the extent they fail to become nonforfeitable as of the Committee Determination Date and, except as otherwise provided in Sections 4, 5 or 6 of Article II, if the Grantee ceases to be employed by the Corporation or a Subsidiary at any time prior to such PRSUs becoming nonforfeitable, or to the extent they are forfeited as provided in Section 9 of Article II.
8.     Form and Time of Payment of PRSUs.
(g)(a)    General. Except as otherwise provided for in Section 2 of Article III, and subject to Section 7 and Section 8(b) of Article II, payment for the PRSUs that have become nonforfeitable in accordance with Sections 3, 4, 5 or 6 of Article II shall be made in the form of Common Shares between January 1, ____ and March 15, ____.
(h)(b)    Alternative Payment Events. Notwithstanding Section 8(a) of Article II, and except as otherwise provided for in Section 2 of Article III, to the extent that PRSUs have become nonforfeitable, then any issuance of the Common Shares underlying such PRSUs (or payment of any other form of consideration into which the Common Shares underlying such PRSUs may have been converted) will be made on an earlier date as follows:

(i)    Death. To the extent that PRSUs are nonforfeitable on the date of Grantee’s death, payment for the PRSUs will be made on the date of Grantee’s death;
(ii)    Disability. To the extent that PRSUs are nonforfeitable on the date the Grantee becomes “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, payment for the PRSUs will be made on the date the Grantee becomes disabled;
(iii)    Separation from Service. To the extent that PRSUs are nonforfeitable on the date of Grantee’s “separation from service” (determined in accordance with Section 409A of the Code), payment for the PRSUs will be made on the date of Grantee’s “separation from service”; provided, however, that if the Grantee on the date of separation from service is a “specified employee” (within the meaning of Section 409A of the Code determined using the identification methodology selected by the Company from time to time), payment for the PRSUs will be made on the tenth day of the seventh month after the date of Grantee’s separation from service or, if earlier, the date of Grantee’s death; and
(iv)    Change of Control. To the extent that PRSUs are nonforfeitable on the date of a Change in Control, payment for the PRSUs will be made on the date of the Change of Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, payment will be made on the date that would have otherwise applied pursuant to Section 8.
9.     Effect of Detrimental Activity. Notwithstanding anything herein to the contrary (other than Section 11 of Article III), if the Grantee, either during employment by the Corporation or a Subsidiary or within one year after termination of such employment (including Retirement), shall engage in any Detrimental Activity (as defined in Section 10 below) and the Board shall so find, then the Grantee shall, upon notice of such finding:
(a)Forfeit all PRSUs held by the Grantee.
(b)With respect to any PRSUs that became nonforfeitable and were paid pursuant to this Agreement, return to the Corporation any and all Common Shares that were paid out under this Agreement that the Grantee has not then disposed of.
(c)With respect to any and all Common Shares subject to the PRSUs covered by this Agreement that (i) became nonforfeitable and were paid pursuant to this Agreement within a period of one year prior to the date of the commencement of such Detrimental Activity and (ii) the Grantee has disposed of, pay to the Corporation the cash value of such Common Shares on the date the respective PRSUs were paid.
(d)To the extent that such amounts are not paid to the Corporation, the Corporation may, to the extent permitted by law, set off the amounts so payable to it against any amounts that may be owing from time to time by the Corporation or a Subsidiary to the Grantee, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason, except that no such set-off shall be permitted against any amount that constitutes “deferred compensation” within the meaning of Section 409A of the Code.

10.    Definition of Detrimental Activity. For purposes of this Agreement, the term “Detrimental Activity” shall include:
(e)(a)    (i)    Engaging in any activity in violation of the section entitled “Competitive Activity; Confidentiality; Non-solicitation” in the Severance Agreement between the Corporation and the Grantee, if any such agreement is in effect on the date of this Agreement, or in violation of any corresponding provision in any other agreement between the Corporation and the Grantee in effect on the date of this Agreement providing for the payment of severance compensation; or
(ii)    If no such severance agreement is in effect as of the date of this Agreement, or if such severance agreement does not contain a section corresponding to “Competitive Activity; Confidentiality; Non-solicitation”:
A.     Competitive Activity During Employment. Competing with the Corporation anywhere within the United States during the term of the Grantee’s employment, including, without limitation:
(1)    entering into or engaging in any business which competes with the business of the Corporation;
(2)    soliciting customers, business, patronage or orders for, or selling, any products or services in competition with, or for any business that competes with, the business of the Corporation;
(3)    diverting, enticing or otherwise taking away any customers, business, patronage or orders of the Corporation or attempting to do so; or

(4)    promoting or assisting, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the business of the Corporation.
B.     Following Termination or Retirement. For a period of one year following the Grantee’s termination date (including Retirement):
(1)    entering into or engaging in any business which competes with the Corporation’s business within the Restricted Territory (as hereinafter defined);
(2)    soliciting customers, business, patronage or orders for, or selling, any products or services in competition with, or for any business, wherever located, that competes with, the Corporation’s business within the Restricted Territory;
(3)    diverting, enticing or otherwise taking away any customers, business, patronage or orders of the Corporation within the Restricted Territory, or attempting to do so; or
(4)    promoting or assisting, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Corporation’s business within the Restricted Territory.
For the purposes of Sections 10(a)(ii)(A) and (B) above, inclusive, but without limitation thereof, the Grantee will be in violation thereof if the Grantee engages in any or all of the activities set forth therein directly as an individual on the Grantee’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which the Grantee or the Grantee’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.
C.     The “Corporation.” For the purposes of this Section 10(a)(ii) of Article II, the “Corporation” shall include all direct and indirect subsidiaries, parents, and affiliated, or related companies of the Corporation for which the Grantee worked or had responsibility at the time of termination of the Grantee’s employment and at any time during the two-year period prior to such termination.
D.     The “Corporation’s business.” For the purposes of this Section 10 of Article II inclusive, the Corporation’s business is defined to be the integrated production of high performance advanced engineered materials used in a variety of electrical, electronic, thermal and structural applications serving the consumer electronics, industrial components and commercial aerospace, defense and science, medical, energy, automotive electronics, telecommunications infrastructure and appliance markets, as further described in any and all manufacturing, marketing and sales manuals and materials of the Corporation as the same may be altered, amended, supplemented or otherwise changed from time to time, or of any other products or services substantially similar to or readily substitutable for any such described products and services.
E.     “Restricted Territory.” For the purposes of Section 10(a)(ii)(B) of Article II, the “Restricted Territory” shall be defined as and limited to:
(1)    the geographic area(s) within a one hundred mile radius of any and all of the Corporation’s location(s) in, to, or for which the Grantee worked, to which the Grantee was assigned or had any responsibility (either direct or supervisory) at the time of termination of the Grantee’s employment and at any time during the two-year period prior to such termination; and
(2)    all of the specific customer accounts, whether within or outside of the geographic area described in (1) above, with which the Grantee had any contact or for which the Grantee had any responsibility (either direct or supervisory) at the time of termination of the Grantee’s employment and at any time during the two-year period prior to such termination.
F.     “Extension.” If it shall be judicially determined that the Grantee has violated any of the Grantee’s obligations under Section 10(a)(ii)(B) of Article II of this Agreement, then the period applicable to each obligation that the Grantee shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.
(f)(b)    Non-Solicitation. Except as otherwise provided in Section 10(a)(i) of Article II, Detrimental Activity shall also include directly or indirectly at any time soliciting or inducing or attempting to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Corporation and/or of its parents, or its other subsidiaries or affiliated or related companies to terminate their employment, representation or other association with the Corporation and/or its parent or its other subsidiary or affiliated or related companies.
(g)(c)    Further Covenants. Except as otherwise provided in Section 10(a)(i) of Article II, Detrimental Activity shall also include:
(i)    directly or indirectly, at any time during or after the Grantee’s employment with the Corporation, disclosing, furnishing, disseminating, making available or, except in the course of performing the Grantee’s duties of employment, using any trade secrets or confidential business and technical information of the Corporation or its customers or vendors, including without limitation as to when or how the Grantee may have acquired such information. Such confidential information shall include, without limitation, the Corporation’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. The Grantee specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the Grantee’s mind or memory and whether compiled by the Corporation, and/or the Grantee, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Corporation to maintain the secrecy of such information, that such information is the sole property of the Corporation and that any retention and use of such information by the Grantee during the Grantee’s employment with the Corporation (except in the course of performing the Grantee’s duties and obligations to the Corporation) or after the termination of the Grantee’s employment shall constitute a misappropriation of the Corporation’s trade secrets.
(ii)    Upon termination of the Grantee’s employment with the Corporation, for any reason, the Grantee’s failure to return to the Corporation, in good condition, all property of the Corporation, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 10(c)(i) of Article II.
(h)(d)    Discoveries and Inventions. Except as otherwise provided in Section 10(a)(i) of Article II, Detrimental Activity shall also include the failure or refusal of the Grantee to assign to the Corporation, its successors, assigns or nominees, all of the Grantee’s rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by the Grantee while in the Corporation’s employ, whether in the course of the Grantee’s employment with the use of the Corporation’s time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Corporation’s business. Any discovery, invention or improvement relating to any subject matter with which the

Corporation was concerned during the Grantee’s employment and made, conceived or suggested by the Grantee, either solely or jointly with others, within one year following termination of the Grantee’s employment under this Agreement or any successor agreements shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Corporation’s time, materials or facilities. Upon request by the Corporation with respect to any such discoveries, inventions or improvements, the Grantee will execute and deliver to the Corporation, at any time during or after the Grantee’s employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Corporation may desire, and all proper assignments therefor, when so requested, at the expense of the Corporation, but without further or additional consideration.
(i)(e)    Work Made For Hire. Except as otherwise provided in Section 10(a)(i) of Article II, Detrimental Activity shall also include violation of the Corporation’s rights in any or all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Grantee during the Grantee’s employment with the Corporation. The Grantee acknowledges that, to the extent permitted by law, all such items shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Corporation. The item will recognize the Corporation as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) [Corporation Name], All Rights

Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.
(j)(f)    Termination for Cause. Except as otherwise provided in Section 10(a)(i) of Agreement, Detrimental Activity shall also include activity that results in termination for Cause. For the purposes of this Section 10, “Cause” shall mean that, the Grantee shall have:
(i)    been convicted of a criminal violation involving fraud, embezzlement, theft or violation of federal antitrust statutes or federal securities laws in connection with his duties or in the course of his employment with the Corporation or any affiliate of the Corporation;
(ii)    committed intentional wrongful damage to property of the Corporation or any affiliate of the Corporation; or
(iii)    committed intentional wrongful disclosure of secret processes or confidential information of the Corporation or any affiliate of the Corporation;
and any such act shall have been demonstrably and materially harmful to the Corporation.
(k)(g)    Other Injurious Conduct. Detrimental Activity shall also include any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Corporation or any subsidiary unless the Grantee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation.
(l)(h)    Reasonableness. The Grantee acknowledges that the Grantee’s obligations under this Section 10 of Article II of this Agreement are reasonable in the context of the nature of the Corporation’s business and the competitive injuries likely to be sustained by the Corporation if the Grantee were to violate such obligations. The Grantee further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the Corporation to perform its obligations under this Agreement and by other consideration, which the Grantee acknowledges constitutes good, valuable and sufficient consideration.
(m)(i)    Acknowledgement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement (or otherwise) (i) limits Grantee’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Sarbanes-Oxley Act of 2002) or (ii) prevents Grantee from providing, without prior notice to the Corporation, information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification, Grantee is not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act). The Corporation nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
11.    Dividend Equivalents. From and after the Date of Grant and until the earlier of (a) the time when the PRSUs become nonforfeitable and are paid in accordance with Sections 3 and 8 of Article II or (b) the time when the Grantee’s right to receive Common Shares in payment of the PRSUs is forfeited in accordance with Section 7 of Article II, on the date that the Corporation pays a cash dividend (if any) to holders of Common Shares generally, the Grantee shall be entitled to a number of additional whole PRSUs (rounded up or down to the nearest whole PRSU) determined by dividing (i) the product of (A) the dollar amount of the cash dividend paid per Common Share on such date and (B) the total number of PRSUs covered by this Agreement (including dividend equivalents credited with respect thereto) previously credited to the Grantee as of such date, by (ii) the Market Value per Share on such date. Such dividend equivalents (if any) shall be subject to the same terms and conditions and shall be paid or forfeited in the same manner and at the same time as the PRSUs to which the dividend equivalents were credited.
12.    Relation to Severance Agreement. Sections 6 and 8 of Article II shall supersede the provisions of any severance agreement between the Grantee and the Corporation in effect on the Date of Grant that provide for earlier vesting or payment of the PRSUs covered by this Agreement in the event of a Change in Control.
ARTICLE III

GENERAL PROVISIONS
1.     Compliance with Law. The Corporation shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Corporation shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

2.     Adjustments. The PRSUs and the number of Common Shares issuable for each PRSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 12 of the Plan.
3.     Withholding Taxes. If the Corporation or any Subsidiary shall be required to withhold any federal, state, local or foreign tax or other amounts in connection with any issuance, vesting or payment of Common Shares or other securities pursuant to this Agreement, the Grantee shall pay the tax or make arrangements that are satisfactory to the Corporation or such Subsidiary for the payment thereof. With respect to the PRSUs, the Grantee shall satisfy such withholding obligation by surrendering to the Corporation or such Subsidiary a portion of the Common Shares subject to the PRSUs that are covered by this Agreement and the Common Shares so surrendered by the Grantee shall be credited against any such withholding obligation at the fair market value per Common Share on the date of such surrender. In no event shall the fair market value of the Common Shares to be withheld and delivered pursuant to this Section 3 of Article III to satisfy applicable withholding taxes exceed the minimum amount required to be withheld, unless (a) an additional amount can be withheld or delivered, and not result in adverse accounting or other consequences as reasonably determined by the Committee (it being understood that the failure of such reasonable determination to be correct shall not constitute a violation of the terms of the Plan), and (b) it is permitted by the Committee.
4.     Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with the Corporation or a Subsidiary shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Corporation or a Subsidiary, by reason of the transfer of his employment among the Corporation and its Subsidiaries or a leave of absence approved by the Board.
5.     No Employment Contract; Right to Terminate Employment; Relation to Other Benefits. The grant of the PRSUs covered by this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the PRSUs under this Agreement and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing in this Agreement will give the Grantee any right to continue employment with the Corporation or any Subsidiary, as the case may be, or interfere in any way with the right of the Corporation or a Subsidiary to terminate the employment of the Grantee at any time. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit sharing, retirement or other benefit or compensation plan maintained by the Corporation or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Corporation or a Subsidiary.
6.     Information. Information about the Grantee and the Grantee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Grantee understands that such processing of this information may need to be carried out by the Corporation and its Subsidiaries and by third party administrators whether such persons are located within the Grantee’s country or elsewhere, including the United States of America. The

Grantee consents to the processing of information relating to the Grantee and the Grantee’s participation in the Plan in any one or more of the ways referred to above.
7.     Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent (provided, however, that the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Corporation to comply with Section 409A of the Code or Section 10D of the Exchange Act).
8.     Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
9.     Governing Law. This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Ohio.
10.    Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
11.    Subject to Clawback Policy. Notwithstanding anything in this Agreement to the contrary, the Grantee acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Corporation's clawback policy or policies as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the Corporation’s common stock may be traded) (the “Compensation Recovery Policy”), and that, to the extent the Compensation Recovery Policy, by its terms, is applicable to this Agreement or compensation described herein, applicable terms or sections of this Agreement and any related documents shall be (if necessary) deemed modified and/or superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, the Grantee agrees to fully cooperate with the Corporation in connection with any of the Grantee’s obligations to the Corporation pursuant to the Compensation Recovery Policy, and agrees that the Corporation may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof.

12.    Electronic Delivery. The Corporation may, in its sole discretion, deliver any documents related to the PRSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation.
13.    Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
14.    Successors and Assigns. Without limiting Section 2 of Article II hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Corporation.
15.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
[SIGNATURES ON NEXT PAGE]

The undersigned Grantee hereby accepts the awards covered by this Performance-Based Restricted Stock Units Agreement on the terms and conditions set forth herein.
Dated:
        Grantee

Executed in the name of and on behalf of the Corporation at Mayfield Heights, Ohio as of this __ day of _________ 20__.
MATERION CORPORATION

By

Statement of Management Objectives
This Statement of Management Objectives applies to the performance-based Restricted Stock Units granted to the Grantee on the Date of Grant and applies with respect to the Performance-Based Restricted Stock Units Agreement between the Company and the Grantee (the “Agreement”). Capitalized terms used in the Agreement that are not specifically defined in this Statement of Management Objectives have the meanings assigned to them in the Agreement or in the Plan, as applicable.
Section 1.    Definitions. For purposes hereof:
(a)    “Peer Group” means, of a benchmark group of __ entities, the names of which are attached hereto as Annex A, those entities that remain in the Peer Group as of the end of the Performance Period after application of the Peer Group Adjustment Protocol.
(b)    “Peer Group Adjustment Protocol” means: (i) if an entity listed in Annex A files for bankruptcy and/or liquidation, is operating under bankruptcy protection, or is delisted from its primary stock exchange because it fails to meet the exchange listing requirement, then such entity will remain in the Peer Group, but RTSR for the Performance Period will be calculated as if such entity achieved Total Shareholder Return placing it at the bottom (chronologically, if more than one such entity) of the Peer Group; (ii) if, by the last day of the Performance Period, an entity listed in Annex A has been acquired and/or is no longer existing as a public company that is traded on its primary stock exchange (other than for the reasons as described in subsection (i) above), then such entity will not remain in the Peer Group and RTSR for the Performance Period will be calculated as if such entity had never been a member of the Peer Group; and (iii) except as otherwise described in subsection (i) and (ii) above, for purposes of this Statement of Management Objectives, for each of the entities listed in Annex A, such entity shall be deemed to include any successor to all or substantially all of the primary business of such entity at end of the Performance Period.
(c)    “Relative Total Shareholder Return” or “RTSR” means the percentile rank of the Corporation’s Total Shareholder Return among the Total Shareholder Returns of all members of the Peer Group, ranked in descending order, at the end of the Performance Period. Percentile will be calculated using the Microsoft Excel Percentile Function method.
(d)    “Return on Invested Capital” or “ROIC” means the Corporation’s annual earnings before interest and income taxes divided by the sum of short- and long-term net debt (minus cash) plus equity. “Equity” excludes the items within other comprehensive income (namely, pension valuation adjustment, derivative valuation adjustment and the cumulative translation adjustment). The measurement of the 2028 ROIC will be the average

ROIC for 2026, 2027, and 2028 using the beginning (December 31 of the previous year) and ending (December 31 of the current year) invested capital.
(e)    “Total Shareholder Return” means, with respect to each of the Common Shares and the common stock of each of the members of the Peer Group, a rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock, from the beginning of the Performance Period through the end of the Performance Period. For purposes of calculating Total Shareholder Return for each of the Company and the members of the Peer Group, the beginning stock price will be based on the average closing stock price for the 30 calendar days immediately preceding March 1, 2026 on the principal stock exchange on which the stock then traded and the ending stock price will be based on the average closing stock price for the 30 calendar days immediately preceding March  1, 2029 on the principal stock exchange on which the stock then trades.
Section 2.    Performance Matrices.
From 0% to 200% of the ROIC PRSUs will be earned based on achievement of the portion of the Management Objectives measured by ROIC goals during the Performance Period, and from 0% to 200% of the RTSR PRSUs will be earned based on achievement of the portion of the Management Objectives measured by RTSR goals during the Performance Period, in each case as follows:

Performance Level	Return on Invested Capital	ROIC PRSUs Earned
Below Threshold	Below __%	0%
Threshold	__%	50%
Target	__%	100%
Maximum	__% or greater	200%

Performance Level	Relative Total Shareholder Return	RTSR PRSUs Earned
Below Threshold	Ranked below __th percentile	0%
Threshold	Ranked at __th percentile	50%
Target	Ranked at __th percentile	100%
Maximum	Ranked at or above __th percentile	200%
Section 3.    Number of PRSUs Earned. Following the Performance Period, on the Committee Determination Date, the Committee shall determine whether and to what extent the goals relating to the Management Objectives have been satisfied for the Performance Period and shall determine the number
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of PRSUs that shall become nonforfeitable hereunder and under the Agreement on the basis of the following:
(a)    Below Threshold. If, upon the conclusion of the Performance Period, (i) ROIC for the Performance Period falls below the threshold level, as set forth in the Performance Matrices, no ROIC PRSUs shall become nonforfeitable and (ii) RTSR for the Performance Period falls below the threshold level, as set forth in the Performance Matrices, no RTSR PRSUs shall become nonforfeitable.
(b)    Threshold. If, upon the conclusion of the Performance Period, (i) ROIC for the Performance Period equals the threshold level, as set forth in the Performance Matrices, 50% of the ROIC PRSUs (rounded down to the nearest whole number of ROIC PRSUs) shall become nonforfeitable, and (ii) RTSR for the Performance Period equals the threshold level, as set forth in the Performance Matrices, 50% of the RTSR PRSUs (rounded down to the nearest whole number of RTSR PRSUs) shall become nonforfeitable.
(c)    Between Threshold and Target. If, upon the conclusion of the Performance Period, (i) ROIC for the Performance Period exceeds the threshold level, but is less than the target level, as set forth in the Performance Matrices, a percentage between 50% and 100% (determined on the basis of straight-line mathematical interpolation) of the ROIC PRSUs (rounded down to the nearest whole number of ROIC PRSUs) shall become nonforfeitable, and (ii) RTSR for the Performance Period exceeds the threshold level, but is less than the target level, as set forth in the Performance Matrices, a percentage between 50% and 100% (determined on the basis of straight-line mathematical interpolation) of the RTSR PRSUs (rounded down to the nearest whole number of RTSR PRSUs) shall become nonforfeitable.
(d)    Target. If, upon the conclusion of the Performance Period, (i) ROIC for the Performance Period equals the target level, as set forth in the Performance Matrices, 100% of the ROIC PRSUs shall become nonforfeitable, and (ii) RTSR for the Performance Period equals the target level, as set forth in the Performance Matrices, 100% of the RTSR PRSUs shall become nonforfeitable.
(e)    Between Target and Maximum. If, upon the conclusion of the Performance Period, (i) ROIC for the Performance Period exceeds the target level, but is less than the maximum level, as set forth in the Performance Matrices, a percentage between 100% and 200% (determined on the basis of straight-line mathematical interpolation) of the ROIC PRSUs (rounded down to the nearest whole number of ROIC PRSUs) shall become nonforfeitable, and (ii) RTSR for the Performance Period exceeds the target level, but is less than the maximum level, as set
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forth in the Performance Matrices, a percentage between 100% and 200% (determined on the basis of straight-line mathematical interpolation) of the RTSR PRSUs (rounded down to the nearest whole number of RTSR PRSUs) shall become nonforfeitable.
(f)    Equals or Exceeds Maximum. If, upon the conclusion of the Performance Period, (i) ROIC for the Performance Period equals or exceeds the maximum level, as set forth in the Performance Matrices, 200% of the ROIC PRSUs shall become nonforfeitable, and (ii) RTSR for the Performance Period equals or exceeds the maximum level, as set forth in the Performance Matrices, 200% of the RTSR PRSUs shall become nonforfeitable.
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Annex A
2026 Peer Group

Company Name	Ticker Symbol